As filed with the Securities and Exchange Commission on May 4, 2009
Registration No. 333-141719

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1
to
Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AVANEX CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	94-3285348
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification Number)
40919 Encyclopedia Circle
Fremont, California 94538
(510) 897-4188
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jerry Turin
Chief Executive Officer
Avanex Corporation
40919 Encyclopedia Circle
Fremont, California 94538
(510) 897-4188
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:
Keith A. Flaum, Esq.
Chadwick L. Mills, Esq.
Cooley Godward Kronish LLP
Five Palo Alto Square
3000 El Camino Real
Palo Alto, CA 94306-2155
(650) 843-5000

Approximate date of commencement of proposed sale to the public:
Not Applicable
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

     Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

DEREGISTRATION OF SECURITIES
     Avanex Corporation (the “Registrant”) is filing this Post-Effective Amendment No. 1 to its Registration Statement on Form S-3 to withdraw and remove from registration the unissued and unsold shares of the Registrant’s common stock, par value $0.001 per share (the “Common Stock”), issuable by the Registrant pursuant to its Registration Statement on Form S-3 originally filed with the Securities and Exchange Commission on March 30, 2007 (Registration No. 333-141719) (the “Registration Statement”).
     On April 27, 2009, the Registrant’s stockholders approved, at a special meeting of stockholders, an Agreement and Plan of Merger and Reorganization, dated as of January 27, 2009 (the “Merger Agreement”), by and among Oclaro, Inc. (formerly Bookham, Inc.), a Delaware corporation (the “Purchaser”), Ultraviolet Acquisition Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Purchaser (“Merger Sub”) and the Registrant. Pursuant to the Merger Agreement, upon filing the Certificate of Merger with the Secretary of State of the State of Delaware on April 27, 2009 (the “Effective Time”) Merger Sub was merged with and into the Registrant, with the Registrant continuing as the surviving corporation and as a wholly-owned subsidiary of Purchaser (the “Merger”).
     At the Effective Time, each share of Registrant Common Stock issued and outstanding immediately prior to the Merger (other than shares owned by Purchaser, Merger Sub, other subsidiaries of Purchaser and subsidiaries of the Company) was cancelled and converted into the right to receive 5.426 shares of common stock, par value $0.01, of the Purchaser.
     As a result of the Merger, the Registrant terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any shares of its Common Stock which remain unsold at the termination of the offering, the Registrant hereby removes from registration all shares of Common Stock registered under the Registration Statement which remained unsold as of the Effective Time of the Merger.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of California, on this 4th day of May, 2009.

Avanex Corporation
By:	/s/ Jerry Turin
Jerry Turin
Chief Executive Officer and Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, this Post Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jerry Turin Jerry Turin	Chief Executive Officer, Chief Financial Officer and Director (Principal Executive Officer and Principal Accounting and Financial Officer	May 4, 2009
/s/ Kate Rundle Kate Rundle	Director	May 4, 2009